Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161492

PROSPECTUS

8,586,257 Shares

Common Stock

This prospectus covers the resale of up to 8,586,257 shares of our common stock, par value $1.00 per share. The shares covered by this prospectus are currently outstanding shares owned by some of our shareholders. These shares were acquired by our shareholders in connection with the Company’s merger with Tutor-Saliba Corporation. We will not receive any proceeds from the sale of shares by our selling shareholders, but we will incur expenses in connection with this offering.

Our common stock is traded on the New York Stock Exchange under the symbol TPC. On September 9, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $19.97 per share.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling shareholders will offer or sell any of the shares. The selling shareholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 7.

Investing in our common stock involves risks. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 10, 2009

You should rely only on the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with different or additional information. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under which the selling shareholders may offer from time to time up to an aggregate of 8,586,257 shares of our common stock in one or more offerings. If required, each time a selling shareholder offers common stock, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. You should read this prospectus and any prospectus supplement as well as additional information described under “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

The terms “Tutor Perini,” the “Company,” “we,” “us,” and “our” as used in this prospectus refer to Tutor Perini Corporation (f/k/a Perini Corporation) and its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

All trademarks, tradenames and service names referred to in this prospectus or incorporated by reference into this prospectus are property of their respective owners.

OUR COMPANY

Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus.

Tutor Perini is a leading construction services company, based on revenues, as ranked by Engineering News-Record, or ENR, offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large, complex projects on time and within budget while adhering to strict quality control measures. We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including excavation, concrete forming and placement, steel erection, electrical and mechanical services, plumbing and HVAC.

Our business is conducted through three basic segments: building, civil, and management services. Our building segment, comprised of Perini Building Company, the building operations of Tutor-Saliba Corporation, James A. Cummings, Inc., Rudolph and Sletten, Inc., and Keating Building Corporation, focuses on large, complex projects in the hospitality and gaming, healthcare, municipal offices, sports and entertainment, education, transportation, corrections, biotech, pharmaceutical and high-tech markets, and electrical, mechanical, plumbing and HVAC services as a subcontractor to the Company and other general contractors. Our civil segment is comprised of Perini Civil Construction, the civil operations of Tutor-Saliba Corporation and Cherry Hill Construction, Inc., and focuses on public works construction primarily in the western, northeastern and mid-Atlantic United States, including the repair, replacement and reconstruction of the public infrastructure such as highways, bridges, mass transit systems and wastewater treatment facilities. Our management services segment, including the recently merged Tutor-Saliba Corporation operation in Guam, provides diversified construction and design-build services to the U.S. military and government agencies as well as to surety companies and multi-national corporations in the United States and overseas.

Business Segment Overview:

Building Segment

Our building segment has significant experience providing services to a number of specialized building markets, including the hospitality and gaming, healthcare, municipal offices, sports and entertainment, education, transportation, corrections, biotech, pharmaceutical and high-tech markets, and electrical, mechanical, plumbing and HVAC services. We believe our success within the building segment results from our proven ability to manage and perform large, complex projects with aggressive fast-track schedules, elaborate designs and advanced mechanical, electrical and life safety systems while providing accurate budgeting and strict quality control. Although price is a key competitive factor, we believe our strong reputation, long-standing customer relationships and significant level of repeat and referral business have enabled us to achieve our leading position.

We are a recognized leader in the hospitality and gaming market, specializing in the construction of high-end destination resorts and casinos and Native American developments. We work with hotel operators, Native American tribal councils, developers and architectural firms to provide diversified construction services to meet the challenges of new construction and renovation of hotel and resort properties. We believe that our reputation for completing projects on time is a significant competitive advantage in this market, as any delay in project completion may result in significant loss of revenues for the customer.

As a result of our reputation and track record, we have been awarded and are currently working on contracts for several marquee projects in the hospitality and gaming market in Las Vegas, including Project CityCenter for MGM MIRAGE, The Cosmopolitan Resort and Casino, the Wynn Encore Hotel and the Planet Hollywood Tower. We also have completed work on several other marquee projects in the hospitality and gaming market, including Paris Las Vegas, Mohegan Sun and the MGM Grand at Foxwoods resort expansion, both in Connecticut, the Morongo Casino Resort and Spa and the Pechanga Resort and Casino, both in California, the Seminole Hard Rock Hotels and Casinos in Florida, the Red Rock Casino Resort Spa, the Augustus Tower at Caesars Palace, the Trump International Hotel and Tower, all in Las Vegas, and the Gaylord National Resort and

Convention Center in the Washington, DC area. In other end markets, we have constructed large, complex projects such as the Airport Parking Garage and Rental Car Facility in Ft. Lauderdale, FL; the Palm Beach International Airport Parking Garage in West Palm Beach, FL; the San Francisco International Airport reconstruction; the Florida International University Health and Life Sciences Building in Miami, FL; the Glendale Arena in Glendale, AZ; the Stanford University Cancer Center in Stanford, CA; the Johnson & Johnson Pharmaceutical R&D Expansion in La Jolla, CA; and the Kaiser Hospital and Medical Office Building in Santa Clara, CA.

In January 2003, the acquisition of James A. Cummings, Inc. expanded our presence in the southeastern region of the United States. Cummings specializes in the construction of schools, municipal buildings and commercial developments. In October 2005, we acquired Rudolph and Sletten, Inc., an established building contractor and construction management company based in Redwood City, California, to expand our presence on the west coast of the United States. Rudolph and Sletten, Inc. specializes in the construction of corporate campuses and healthcare, gaming, biotech, pharmaceutical and high-tech projects. In September 2008, we merged with Tutor-Saliba Corporation to further expand our presence in the western United States. Tutor-Saliba Corporation is an established building contractor specializing in the construction of hospitality and gaming projects, as well as both private and public works building projects, including transportation, healthcare, education and office building projects, primarily in Nevada and California. In January 2009, we completed our acquisition of Keating Building Corporation, which enabled us to expand our building construction market presence in the eastern half of the United States, including the northeast and mid-Atlantic regions. Keating has a history of successfully completed projects in the corporate campus, gaming, hospitality, education, pharmaceutical and institutional building construction markets.

Civil Segment

Our civil segment specializes in public works construction and the repair, replacement and reconstruction of infrastructure, primarily in the western, northeastern and mid-Atlantic United States. Our civil contracting services include construction and rehabilitation of highways, bridges, mass transit systems and wastewater treatment facilities. Our customers primarily award contracts through one of two methods: the traditional public “competitive bid” method, in which price is the major determining factor, or through a request for proposals where contracts are awarded based on a combination of technical capability and price. Traditionally, our customers require each contractor to pre-qualify for construction business by meeting criteria that include technical capabilities and financial strength. We believe that our financial strength and outstanding record of performance on challenging civil works projects enables us to pre-qualify for projects in situations where smaller, less diversified contractors are unable to meet the qualification requirements. We believe this is a competitive advantage that makes us an attractive partner on the largest infrastructure projects and prestigious DBOM (design-build-operate-maintain) contracts, which combine the nation’s top contractors with engineering firms, equipment manufacturers and project development consultants in a competitive bid selection process to execute highly sophisticated public works projects.

We believe the civil segment provides significant opportunities for growth. The U.S. government approved a multi-billion dollar economic stimulus package in 2009 which includes significant funding for civil construction, public healthcare and public education projects over the next several years. We have been active in civil construction since 1894 and believe we have developed a particular expertise in large, complex civil construction projects. We have completed or are currently working on some of the most significant civil construction projects in the northeastern United States. We have completed work on multiple portions of the Boston Central Artery/Tunnel project; New Jersey Light Rail Transit; the Richmond/San Rafael Bridge retrofit in California; the Alameda Corridor project in Southern California; rehabilitations of the Triborough, Williamsburg and Whitestone bridges in New York City and the Passaic River Bridge in New Jersey; Jamaica Station transportation center in New York; and sections of both the Brooklyn-Queens Expressway and the Long Island Expressway. We are currently working on rehabilitations of the Tappan Zee Bridge in Westchester County, New York, and the Route 9 bridge replacement in Peekskill, New York, along with work on the Harold Structures mass transit project in Queens, New York, and the construction of express toll lanes along I-95 in Maryland.

In January 2005, we acquired Cherry Hill Construction, Inc. to expand our presence in the mid-Atlantic and southeastern regions of the United States. Cherry Hill Construction, Inc. specializes in excavation, foundations, paving and construction of civil infrastructure. With the merger with Tutor-Saliba Corporation in September 2008, we significantly expanded our civil construction presence. Tutor-Saliba Corporation is an established civil construction contractor specializing in mass transit, airport and bridge projects in California.

Management Services Segment

Our management services segment provides diversified construction and design-build services to the U.S. military and government agencies as well as surety companies and multi-national corporations in the United States and overseas. We believe customers choose our services based on our ability to plan and execute rapid response assignments and multi-year contracts through our diversified construction and design-build abilities. In addition, we believe we have demonstrated consistently superior performance on competitively bid or negotiated multi-year, multi-trade, task order and ID/IQ (Indefinite Delivery/Indefinite Quantity) construction programs. We have been chosen by the federal government for significant projects related to defense and reconstruction projects in Iraq and Afghanistan. For example, we are currently working on several overhead coverage, housing, administrative, and transportation projects in Iraq. In addition, we completed work on the design and construction of four military bases in Afghanistan for the Afghan National Army.

We believe we are well positioned to capture additional management services projects that involve long-term contracts and provide a recurring source of revenues as the level of government expenditures for defense and homeland security has increased in response to the global threat of terrorism. For example, we have completed all work on a multi-year contract with the U.S. Department of State, Office of Overseas Buildings Operations, to perform design-build security upgrades at 27 U.S. embassies and consulates throughout the world. In addition, our proven abilities with federal government projects have enabled us to win contracts from private defense contractors who are executing projects for the federal government. For example, we have completed design and construction contracts with Raytheon Integrated Defense Systems for upgrades to radar facilities at Beale Air Force Base in California, the Cobra Dane Facility on Shemya Island, Alaska, and at a Royal Air Force facility in Fylingdales, England to meet the requirements of a new early warning radar system. Black Construction, one of our subsidiaries, is expected to generate a significant portion of its future revenues from the construction of facilities for the expansion of the United States military’s presence on the island of Guam.

We also provide diversified management services to surety companies and multi-national corporations. We are under agreement with a major North American surety company to provide rapid response, contract completion services. Upon notification from the surety of a contractor bond default, we provide management or general contracting services to fulfill the contractual and financial obligations of the surety.

We are a Massachusetts corporation. We were incorporated in 1918 as a successor to businesses that had been engaged in providing construction services since 1894. Our principal executive offices are located at 15901 Olden Street, Sylmar, CA 91342, and our telephone number is 818-362-8391.

RISK FACTORS

Our business is subject to significant risks. You should carefully consider the risks and uncertainties described in the documents incorporated by reference in this prospectus, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption “Risk Factors” included in Part I, Item 1A of our Annual Report on Form10-K for the year ended December 31, 2008, which are incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other documents we file with the Securities and Exchange Commission in the future (see “Incorporation by Reference”). The risks and uncertainties described in this prospectus and the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. If any of the risks and uncertainties described in this prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operations could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the information incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the current global financial crisis and significant deterioration in global economic conditions, which may cause or accelerate a number of other factors listed below; our ability to win new contracts and convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to us; the ability to retain certain members of management; the ability to obtain surety bonds to secure our performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in international or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; actions taken or not taken by third parties, including our customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials; the effects of disruption from the merger with Tutor-Saliba Corporation making it more difficult to maintain relationships with employees, customers, other business partners or government entities; the ability to realize the expected synergies resulting from the merger with Tutor-Saliba Corporation in the amounts or in the timeframe anticipated and the ability to integrate Tutor-Saliba Corporation’s businesses into those of Tutor Perini in a timely and cost-efficient manner; an unsolicited offer by another company to acquire the assets or capital stock of Tutor Perini; the impact on the trading price of Tutor Perini common stock of resales in the public markets of shares of Tutor Perini common stock received by Tutor-Saliba Corporation shareholders in the merger; and the ability of Ronald N. Tutor to exert significant influence over corporate decisions as a result of his ownership of Tutor Perini common stock following the merger, his position as chairman and chief executive officer of the combined company and his right to designate up to two nominees for election as directors of Tutor Perini. Also see the information incorporated by reference under the heading “Risk Factors” on page 3. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SELLING SECURITY HOLDERS

The shares to be offered by the selling shareholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the selling shareholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the selling shareholders. Certain of the selling shareholders are subject to resale restrictions on their shares (as described below under the heading “Summary of Resale Restrictions”) and as a result, are limited in the amount of shares they can sell at this time. Subject to these resale restrictions, the selling shareholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the New York Stock Exchange or any other market on which our common stock may subsequently be listed.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. See “Plan of Distribution,” beginning on page 7. The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling shareholders after any sales made pursuant to this prospectus because the selling shareholders are not required to sell any of the shares being registered under this prospectus. The following table assumes that the selling shareholders will sell all of the shares listed in this prospectus.

The following table sets forth information with respect to the beneficial ownership of our common stock held, as of August 19, 2009, by the selling shareholders and the number of shares being offered hereby and information with respect to shares to be beneficially owned by the selling shareholders after completion of this offering. The percentages in the following table reflect the shares beneficially owned by the selling shareholders as a percentage of the total number of shares of our common stock outstanding as of August 19, 2009.

Name	Shares Beneficially Owned Prior to the Offering (1)		Shares Offered Hereby	Shares Beneficially Owned After the Offering (2)
	Number	Percentage	Number	Number	Percentage
Ronald N. Tutor (3)	22,256,155	45.86%	7,705,125	14,551,030	29.98%
James A. Frost (4)	258,536	*	229,861	28,675	*
William B. Sparks (5)	122,593	*	122,593	0	-
John D. Barrett (6)	76,620	*	76,620	0	-
Roger K. Sexton	76,620	*	76,620	0	-
David L. Randall (7)	79,270	*	76,620	2,650	*
Gerald W. Brown	76,620	*	76,620	0	-
Robert Stephen Lewis	38,310	*	38,310	0	-
Michael J. Kerchner (8)	41,260	*	38,310	2,950	*
James Foster	22,986	*	22,986	0	-
Leonard Kaae	22,986	*	22,986	0	-
Eric Carlin (9)	27,002	*	22,986	4,016	*
Mark S. Fishbach	15,324	*	15,324	0	-
Joseph A. Guglielmo	15,324	*	15,324	0	-
Thomas E. Anderson	15,324	*	15,324	0	-
John McSweeney	15,324	*	15,324	0	-
Mark Mamczarz	15,324	*	15,324	0	-

* Denotes less than 1 percent.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently excercisable or excercisable within 60 days (of August 21, 2009) are deemed outstanding. Shares subject to options, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Assumes that the selling shareholders dispose of all of the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling shareholders will sell all or any portion of the shares covered by this prospectus.

(3) Ronald N. Tutor is the chief executive officer and chairman of the board of directors of Tutor Perini. The number of shares beneficially owned by Mr. Tutor includes 20,572,900 shares held by Ronald N. Tutor Separate Property Trust and 1,533,255 shares held by Ronald N. Tutor 2006 QuickGRAT, both of which are trusts controlled by Mr. Tutor and parties to the Shareholders Agreement (defined below). Although this prospectus covers the registration of 7,705,125 shares held by two trusts controlled by Mr. Tutor, under the terms of the Shareholders Agreement, which we describe below under “Summary of Resale Restrictions,” absent certain circumstances, Mr. Tutor (including his two trusts) can sell no more than 6,631,846 shares prior to Septemeber 8, 2013. If Mr. Tutor (and the two trusts that he controls) sells all of the 6,631,846 shares that they are permitted to sell currently, Mr. Tutor will beneficially own 15,624,309 shares or approximately 32.19% of the issued and outstanding Company common stock, based on the number of shares outstanding as of August 19, 2009.

(4) James A. Frost is an executive vice president of Tutor Perini and the chief executive officer of Tutor Perini’s civil group.

(5) William B. Sparks is an executive vice president and the treasurer and corporate secretary of Tutor Perini.

(6) John D. Barrett is the vice president, tax of Tutor Perini.

(7) The number of shares beneficially owned by David L. Randall includes 2,650 shares held directly by Mr. Randall’s spouse.

(8) The number of shares beneficially owned by Michael J. Kerchner includes 350 shares held jointly by Mr. Kerchner and his child.

(9) The number of shares beneficially owned by Eric Carlin includes 4,016 shares held jointly by Mr. Carlin and his spouse.

Summary of Resale Restrictions

The shares to be offered hereby were acquired by the selling shareholders as consideration in connection with the Company’s merger with Tutor-Saliba Corporation. At the time of the merger, we entered into a shareholders agreement with all of the former shareholders of Tutor-Saliba Corporation (the “Shareholders Agreement”) pursuant to which we agreed to register shares of our common stock held by or issuable to the selling shareholders. Additionally, the selling shareholders who received their shares in the merger agreed to certain resale restrictions, as follows:

•

Prior to March 2009, none of the shareholders party to the Shareholders Agreement were permitted to transfer or dispose of the shares of Company common stock acquired pursuant to the merger other than to certain affiliated persons.

•

Following March 2009, Ronald N. Tutor, Ronald N. Tutor Separate Property Trust, Ronald N. Tutor 2006 QuickGRAT and any affiliate of the foregoing (collectively the “Tutor Group”) continue to be subject to a limitation on the number of shares they can sell. Specifically, the Tutor Group is not permitted to transfer shares of common stock unless after doing so the Tutor Group continues to collectively own at least 70% of the shares of Company common stock acquired by them pursuant to the merger, subject to certain exceptions we describe below. The Tutor Group acquired 22,106,155 shares pursuant to the merger, 7,705,125 of which are being registered by this prospectus. In order to continue to hold at least 70% of the shares acquired pursuant to the merger, the Tutor Group is not permitted to sell more than 6,631,846 shares prior to the earliest of (i) September 8, 2013, (ii) at such time that the Tutor Group collectively ceases to own 20% of the aggregate issued and outstanding shares of Company common stock or (iii) upon approval by a majority of the Company’s board of directors, excluding Mr. Tutor and the directors designated by him.

•

The limitation on the sale of shares by the Tutor Group lapses if Ronald N. Tutor’s employment with the Company is terminated without cause under the terms of Mr. Tutor’s employment agreement with the Company, except that transfers of Company common stock by the Tutor Group do not include a transfer of shares directly or indirectly equal to 15% of the total voting power of the Company to any person or group.

A tabular summary of the foregoing is included below:

Selling Stockholder	Total Shares Registered by this Prospectus	Shares Eligible for Resale Immediately	Shares Subject to Restrictions that Lapse no later than September 8, 2013
Ronald N. Tutor	7,705,125 (1)	6,631,846	1,073,279 (2)

(1) Includes shares held by Ronald N. Tutor Separate Property Trust and Ronald N. Tutor 2006 QuickGRAT.

(2) This number does not include 14,401,030 additional shares acquired by the Tutor Group pursuant to the merger, which are not being registered at this time but which will be eligible for resale no later than September 8, 2013. These additional shares may be registered at any time under the terms of the Shareholders Agreement.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling shareholders pursuant to this prospectus. However, we will pay the expenses of registration of all of the shares that are offered pursuant to this prospectus, including legal and accounting fees.

PLAN OF DISTRIBUTION

We are registering 8,586,257 shares of our common stock for possible sale by the selling shareholders. Unless the context otherwise requires, as used in this prospectus, “selling shareholders” includes the selling shareholders named in the table on page 5 and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling shareholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus. Upon being notified by a selling shareholder that a donee, pledge, transferee or other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling shareholder.

The selling shareholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on the New York Stock Exchange, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise.

The selling shareholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling shareholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the New York Stock Exchange or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling shareholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. In connection with any particular offering pursuant to this shelf registration statement, an underwriter may engage in stabilizing transactions, short sales, syndicate covering transactions and penalty bids. The selling shareholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling shareholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act. Agents, underwriters, dealers or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

We and the selling shareholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the Shareholders Agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock.

We are not aware that any selling shareholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. Upon our notification by the selling shareholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling shareholders;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

The selling shareholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling shareholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling shareholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

DESCRIPTION OF COMMON STOCK

Our Restated Articles of Organization, as amended, authorize the issuance of 75,000,000 shares of common stock, par value $1.00 per share. As of August 19, 2009, there were 48,531,482 shares of common stock outstanding. Holders of common stock are entitled to one vote per share on matters to be voted on by shareholders and are entitled to receive such dividends, if any, as may be declared from time to time by our Board of Directors in its discretion out of funds legally available therefor. Upon our liquidation or dissolution, the holders of common stock are entitled to receive pro rata all assets remaining available for distribution to shareholders after payment of all liabilities. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. With regard to the payment of dividends on the common stock, our revolving credit facility, as well as certain other agreements, provides for, among other things, maintaining minimum working capital and tangible net worth levels and limitations on indebtedness, all of which could impact our ability to pay dividends.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Hinckley Allen & Snyder LLP.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Filings. We are currently subject to the information requirements of the Exchange Act and in accordance therewith file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy (at prescribed rates) any such reports, proxy statements and other information at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. For further information concerning the Securities and Exchange Commission’s Public Reference Room, you may call the Securities and Exchange Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the Securities and Exchange Commission’s Internet address at www.sec.gov, or on our Internet address at www.perini.com.

Registration Statement. We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

Incorporation by Reference. The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•

our Annual Report on Form 10-K (including the portions of our proxy statement for our 2009 annual meeting of shareholders incorporated by reference therein) for the fiscal year ended December 31, 2008;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009;

•	our Current Reports on Form 8-K dated January 15, 2009, February 20, 2009, March 26, 2009, June 1, 2009 and June 3, 2009; and

•	all our filings pursuant to the Exchange Act after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement.

We also incorporate by reference the information contained in all other documents we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of this offering. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the Securities and Exchange Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We undertake to provide without charge to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than exhibits to such other documents (unless such exhibits are specifically incorporated by reference therein). We will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to our reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Tutor Perini Corporation, Attn: Kenneth R. Burk, 15901 Olden Street, Sylmar, CA 91342, telephone 818-362-8391.